EXHIBIT 1

"This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated transactions".

Further to the Significant Event released on July 24th 2006, TELEFÓNICA, S.A. and TELEFÓNICA MÓVILES, S.A., as provided in article 82 of the Spanish Stock Market Act (Ley del Mercado de Valores), hereby report the following

SIGNIFICANT EVENT

1.- Last day of trading for TELEFÓNICA MÓVILES shares and ADSs.

As indicated by the Significant Event registered on July 24th 2006, it is expected that the Deed of the Merger by Absorption of TELEFÓNICA MÓVILES, S.A. ("TELEFÓNICA MÓVILES") by TELEFÓNICA, S.A. ("TELEFÓNICA") will be recorded with the Commercial Registry of Madrid tomorrow, July 29th, 2006, and accordingly today, Friday, July 28 th, 2006, will be the last day of trading for shares of TELEFÓNICA MÓVILES on the Spanish stock exchanges and of TELEFÓNICA MÓVILES American depositary shares ("TELEFÓNICA MÓVILES ADSs") on the New York Stock Exchange.

2.- Expected exchange date for TELEFÓNICA MÓVILES shares and ADSs.

In accordance with the above, it is expected that on Monday, July 31, 2006, holders of TELEFÓNICA MÓVILES shares that are beneficiaries of the exchange will receive the TELEFÓNICA shares delivered in the exchange, after the execution by IBERCLEAR of the settlements that are customary in these types of transactions. Furthermore, it is also expected that beginning on Monday, July 31, 2006, holders of TELEFÓNICA MÓVILES ADSs that are beneficiaries of the exchange will receive the TELEFÓNICA American depositary shares ("TELEFÓNICA ADSs") delivered in the exchange.

3.- Acquisition Price of the odd-lots in TELEFÓNICA MÓVILES shares or ADSs.

According to the procedure agreed by TELEFÓNICA and TELEFÓNICA MÓVILES in order to facilitate the exchange by TELEFÓNICA MÓVILES shareholders who hold of a number of TELEFÓNICA MÓVILES shares that is not a multiple of five (5), we hereby inform that the acquisition price of the odd-lots, determined based on the arithmetic mean of the average weighted trading prices of TELEFÓNICA MÓVILES shares on the Automated Quotation System [Sistema de Interconexión Bursátil] (Continuous Market) for the last three trading sessions for TELEFÓNICA MÓVILES stock (July 26th, 27h and 28th, 2006), as stated in the resolution passed by the respective General Shareholders’ Meetings, is 10.54 euros per share.

Regarding the exchange of TELEFÓNICA MÓVILES ADSs, fractional entitlements to TELEFÓNICA ADSs will be aggregated and the corresponding TELEFÓNICA ADSs will be sold on the New York Stock Exchange as promptly as practicable following July 31, 2006. The net cash proceeds of the sale of such TELEFÓNICA ADSs will be delivered to the surrendering holders of TELEFÓNICA MÓVILES ADSs promptly following such sale, except in the case of TELEFÓNICA MÓVILES ADSs represented by American depositary receipts ("ADRs"), in which case Holders of ADRs will need to surrender such ADRs prior to receipt of TELEFÓNICA ADSs and delivery of the net cash proceeds of the sale of TELEFÓNICA ADSs fractional entitlements (subject to all applicable escheatment laws in the United States).

Madrid, July 28 th 2006